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                                                                  EXHIBIT 10.32C

                                   ADDENDUM TO

                              GENERAL CONDITIONS OF

                          THE CONTRACT FOR CONSTRUCTION

                        (AIA Document A201-1987 Edition)


    THIS ADDENDUM TO GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION is entered into between Vivus, Inc.("Owner") and ADP Marshall, Inc. ("Contractor") as an amendment and supplement to those certain General Conditions of the Contract for Construction (AIA Document A201 - 1987 Edition) (hereinafter "General Conditions"), which has been incorporated by reference into that certain Standard Form of Agreement Between Owner and Contractor - Cost of the Work Plus a Fee (AIA Document A111 - 1987 Edition) executed by Owner and Contractor concurrently herewith (the "Agreement"). References in this Addendum to sections of the General Conditions shall appear in this Addendum as "GC Section ___". Paragraphs in this Addendum are numbered to correspond to the Articles in the General Conditions to which such paragraphs in this Addendum generally relate. In the event of any conflict between this Addendum and any other Contract Document, this Addendum shall prevail; provided, however, that any typed or handwritten additions to the printed form Agreement shall prevail over conflicting provisions contained in this Addendum. This Addendum shall be deemed a part of the Agreement.


1.A DEFINITIONS. Unless otherwise provided in this Addendum, the capitalized terms used in this Addendum shall have the meanings given to those terms in the Contract Documents. In addition, the following terms shall have the following meanings: (i) "Materials" shall mean materials, equipment, apparatus, articles, or processes; (ii) "Laws" shall mean all laws, statutes, ordinances, rules, regulations, building codes and orders; (iii) "Suppliers" shall mean all materialmen or other persons providing Materials to Contractor or any Subcontractor; (iv) "Claims" shall mean liabilities, judgments, claims, damages, losses and expenses, of every type and nature, including but not limited to attorneys' fees, experts' fees and court costs; and (v) "Lien" shall mean any mechanics' or other lien, stop notice, charge, imposition, garnishment or attachment.

1.B CONTRACTOR AND ARCHITECT AS INDEPENDENT CONTRACTORS. GC Section 1.1.2. is modified as follows: Contractor and Architect are independent contractors of Owner. Neither Contractor nor Architect is the employee, agent, joint venturer, or partner of Owner. The Contract Documents shall not be deemed to create any relationship, express or implied, between Owner and any Subcontractor or Supplier of Contractor. Contractor shall have the sole responsibility for performance under any Subcontract or employment agreement entered into by Contractor with respect to the Work.

1.C DISCREPANCIES. The following is hereby added to GC Section 1.2.3: Conflicts or discrepancies among the Contract Documents shall be resolved in the following order of priority:

 .1  The Agreement;

 .2  The General Conditions; and

 .3  Drawings and specifications.

Amendments and revisions of later date take precedence over those of earlier date. Drawings govern specifications for quantity and location and specifications govern drawings for quality and performance. In the event of ambiguity in quantity or quality, the greater quantity and the better quality shall govern.

1.D DRAWINGS. GC Section 1.3.1 is modified as follows: Ownership of all drawings, specifications and copies thereof furnished by Architect is determined by the Architect's Agreement. They shall not be used on any other project without the prior written consent of Owner.

2.A DEFINITION OF OWNER. GC Section 2.1.1 is modified as follows: Owner and Contractor acknowledge and agree that Owner does not hold fee title to the Project sites and instead holds leasehold interests thereunder. Notwithstanding the foregoing, Contractor agrees that the provisions herein for the benefit of Owner and Owner's leasehold interests in the properties shall, at Owner's election, also apply to the owners of the fee interests in the properties.

2.B MODIFICATION OF OWNER'S OBLIGATIONS. GC Section 2.2.1 is deleted. No action taken by Owner pursuant to the Contract Documents requires the




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approval of Architect. However, Owner will not have control over or charge of, and will not be responsible for, construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, since these are solely Contractor's responsibility as provided in the Contract Documents. Owner will not be responsible for Contractor's failure to carry out the Work in accordance with the Contract Documents. Owner will not have control over or charge of, and will not be responsible for, negligent acts or omissions of Contractor, Subcontractors, or their agents or employees, or of any other persons performing portions of the Work.

2.C OWNER'S RIGHT TO STOP THE WORK. GC Section 2.3.1 is deleted and replaced with the following, which rights shall be in addition to, and not in restriction of, other rights and remedies given to Owner:

2.C.1 Suspension Due to Unforeseen Conditions. Notwithstanding any provision in the Contract Documents to the contrary, if suspension of the Work is warranted by reason of unforeseen conditions which may adversely affect the quality of the Work, if the Work were continued, Owner (but not Architect) by written notice to Contractor may do either or both of the following, to the extent necessary to address such unforeseen conditions: (i) entirely suspend the Work; or (ii) cause the Work, or portions thereof, to be partially suspended or delayed, while other portions of the Work continue on the same or different schedule redetermined by Owner and Contractor. In such event, the Contract Time shall be extended by the amount of delay caused by the exercise by Owner of such remedies. In addition, if Contractor has taken all reasonable steps to mitigate the effects of such suspension, then Contractor shall be entitled to reimbursement of its reasonable, direct, out-of-pocket, additional general conditions costs resulting from such suspension. If Contractor reasonably believes that a suspension of the Work is warranted by reason of unforeseen circumstances which may adversely affect the quality of the Work, if the Work were continued, Contractor shall immediately notify Owner and Architect of such belief, but Contractor shall have no right to suspend the Work, except with the written consent of Owner or except in the case of an emergency (in which event Contractor shall resume work upon cessation of the emergency).

2.C.2 Upon Contractor's Default. Notwithstanding any provision in the Contract Documents to the contrary, if Contractor fails to correct defective Work as required by GC Section 12.2, fails to complete the Work on time as required by the Agreement, or is in material default of its obligations hereunder, Owner may order Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated pursuant to GC Section 14.B.2, hereof.

3.A REVIEW BY CONTRACTOR. GC Section 3.2.1 (second sentence only) is deleted and the remainder of GC Section 3.2 is modified as follows: Contractor acknowledges that it is responsible for inspecting all site conditions, Contract Documents, and other matters which may affect the prosecution, completion, and Cost of the Work (herein, the "Conditions of the Work"). Contractor represents to Owner that: (i) Contractor has inspected and tested to the extent necessary for its purposes, the Conditions of the Work; (ii) Contractor's knowledge of the Conditions of the Work as of the execution of the Agreement is sufficient to enable Contractor to determine the Cost of the Work; and (iii) to the best of Contractor's knowledge, the Work described in the Contract Documents can be performed in strict compliance with all Laws.

3.B LABOR AND MATERIALS. GC Section 3.4 is supplemented as follows: Neither Contractor nor any Subcontractor or Supplier shall incorporate into the Work any Materials (i) to which its title is imperfect, (ii) against which there is any claim by a manufacturer or other entity, or (iii) which is encumbered by any security interest. Contractor shall be responsible for all Materials specified by the Contract Documents which are delivered to the Project sites. Any Materials delivered to the Project sites, which are not to be used in or incorporated into the Work under the Contract Documents, shall be forthwith removed from the Project sites and Contractor shall be solely responsible for all cost incurred with respect to such Materials.

3.C [INTENTIONALLY OMITTED.]

3.D PERMITS, FEES AND NOTICES. GC Section 3.7.1 is supplemented as follows:
Contractor shall furnish to Owner copies of all permits obtained during the course of the Work.

3.E COMPLIANCE WITH LAW. GC Sections 3.7.3 and 3.7.4 are modified and supplemented as follows: Contractor shall comply with all Laws applicable to the performance of the Work and the employment of labor. Although Contractor is not responsible for the preparation of Drawings and Specifications, Contractor shall nevertheless (i) review the Contract Documents to determine whether they are in accordance with applicable Law, (ii) notify Owner and Architect of any deviation in the Drawings and Specifications from the requirements of applicable Law of which Contractor is or reasonably should be aware, and (iii) perform no Work which Contractor knows or reasonably should know to be contrary to





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applicable Law. Owner acknowledges that city or county building officials may refuse to approve components of the Work even if Contractor has complied with applicable Law.

3.F SUPERINTENDENT. GC Section 3.9 is modified as follows: All of Contractor's supervisory personnel at the Project sites shall be satisfactory to Owner, and Contractor shall replace such personnel only with Owner's consent, which shall not be unreasonably withheld.

3.G PROGRESS SCHEDULE AND ON-SITE MEETINGS. Contractor shall adhere to the Project schedule approved by Owner and shall immediately notify Owner and Architect of any material deviation by any party from said schedule. If, in the judgment of Architect or Owner, any phase of the Work is or may become behind schedule, Contractor shall take such steps as Owner deems necessary to improve the progress of the Work and insure Substantial Completion of the Work within the Contract Time. Upon request by Architect or Owner, Contractor shall submit for their approvals a revised progress schedule showing the manner in which any lost time will be regained. Contractor shall hold weekly progress meetings at the Project sites, or at such other time, frequency, and location as are reasonably acceptable to Owner. Progress of the Work shall be reported in detail with reference to construction schedules prepared by and approved by Owner and Architect. Upon request by Owner, Contractor shall cause each interested Subcontractor to attend the meeting for the purposes of reporting upon the progress of the Subcontractor's Work and receiving information; provided, however, that nothing that may transpire at such meeting shall modify or release any Subcontractor from its obligations to the Contractor under a Subcontract.

3.H USE OF SITE. GC Section 3.13 is supplemented as follows: In performing the Work, Contractor shall not cause or allow rain water, dust, nauseous vapors, excessive noise, or other intrusions to go beyond the boundaries of the Project sites in any manner that would constitute a nuisance or a violation of Law.

3.I CLEANING UP. GC Section 3.15 is supplemented. Upon completion of the Work, Contractor shall remove from the Project sites and sell to a third party or transfer to itself at the fair market value all machinery, equipment, scaffolding, forms, hand tools and other items which were purchased exclusively for use in the Work and charged to Owner and paid as a cost of the Project, which Owner does not elect to retain. Proceeds from such sales, or the fair market value of the item in the case of a transfer to Contractor, shall be deducted from the Contract Sum payable to Contractor.

3.J  LABOR RELATIONS.

    3.J.1 Labor Agreements. Employment of labor by Contractor shall be effected under conditions which are satisfactory to Owner. Should there be picketing on the Project sites and if Owner establishes a reserved gate for Contractor's purposes, Contractor shall continue the proper performance of the Work, without interruption or delay, using such gate.

    3.J.2 Equal Opportunity. Contractor and the Subcontractors shall not discriminate against any employee or applicant for employment because of handicap, age, religion, color, sex, or national origin. Contractor shall take affirmative action to insure that applicants are employed, and that employees are treated during employment, without regard to their handicap, age, race, religion, color, sex, or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion, transfer, recruitment, advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship. Contractor shall post in conspicuous places, available to employees and applicants for employment, notices setting forth its policies of non-discrimination. Contractor and each Subcontractor shall, in all solicitations or advertisements for employees placed by them or on their behalf, state that all qualified applicants will receive consideration for employment without regard to handicap, age, race, religion, color, sex or national origin. Contractor will not discriminate in the selection of Subcontractors or Suppliers because of age, sex, race, creed, color, national origin, age, or handicap. Contractor will, in the selection of Suppliers and in the award of Subcontracts, use its best efforts to identify qualified minority business enterprises, and to assure that such enterprises shall have the maximum practicable opportunity for selection by Contractor. Contractor shall inform Owner in writing as to any such enterprises that have been so identified.

3.K MECHANICS' LIENS. GC Section 3.18.1 is supplemented. Contractor shall pay when due all sums payable to persons or firms who furnish labor, or Materials for the Work or who are otherwise entitled to file a mechanic's Lien upon Owner's property. Except to the extent attributable to Owner's wrongful withholding of monies payable to Contractor under the Contract Documents, within five (5) business days following Owner's written demand, Contractor shall take such action as may be required to discharge any Lien against Owner or Owner's real property in connection with the Work and Contractor shall indemnify and hold harmless Owner and the real property from and against any and all Claims arising out of the





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filing or service, or attempted filing or service, of any Lien or out of
Contractor's failure to remove or satisfy any Lien in accordance with this Contract. Except to the extent caused solely by Owner's wrongful withholding of the amounts due and payable to Contractor, Contractor shall not (i) file or record, or suffer the filing or recording of, any Lien upon Owner's real property, (ii) shall not impose, or suffer the imposition of, any stop notice on funds held by Owner, and (iii) shall not garnish or attach, or suffer the garnishment or attachment of, any funds held by Owner.

3.L  [INTENTIONALLY OMITTED.]

3.M SIGNAGE. Except as approved by Owner, neither Contractor nor any of its agents, contractors or employees shall post any signs at the Project sites. All signs shall comply with all applicable Laws.

4.A ARCHITECT'S RESPONSIBILITIES. Notwithstanding anything to the contrary in the Contract Documents, (including without limitation GC Sections 4.1, 4.2, 4.4, 1.1.2, and 8.3.1) Architect may be replaced by Owner at any time, and from time to time, by written notice to Contractor, and Owner shall (i) have the right to exercise any right or power given to Architect by the Contract Documents, which Owner may do either in conjunction with Architect or by itself without consultation with or involvement of Architect, and (ii) receive or obtain any notices, plans, or other documents Architect is entitled to receive or obtain pursuant to the Contract Documents, and (iii) communicate directly with Contractor. Except as Owner may hereafter notify Contractor in writing, Architect shall have no right to act on behalf of Owner, to provide any approval for Owner, or to otherwise bind Owner to any action or promise. Architect's approval, decision, or determination as to any matter is advisory only and shall not be binding upon Owner. If Architect requests additional inspection, testing, labor, materials or other Work, Owner shall not be bound to pay the cost thereof, unless Owner has agreed in writing to do so. Nothing in the Contract shall limit Architect's duties under the Architect's Agreement.

4.B CONSTRUCTION OBSERVATION. In GC Section 4.2.2, the word "Work" means only the product of construction and does not include Contractor's equipment, services, construction means, methods, techniques, sequences, procedures, or safety precautions or programs. However, if Architect notices any activity of Contractor which is inconsistent with the Contract Documents, Architect shall notify Contractor of same.

4.C  CLAIMS.

        4.C.1 Time Limits on Claims. GC Section 4.3.1, Section 4.3.3 and the phrase "which decision shall be final and binding on the parties but subject to arbitration" in GC Section 4.4.4 are deleted. Claims by Contractor must be made within twenty-one (21) days after occurrence of the event giving rise to such Claim or within twenty-one (21) days after Contractor first recognizes the condition giving rise to the Claim, whichever is later. Claims must be made by written notice. Failure to deliver any such notice or request within the required period shall constitute an irrevocable waiver of any such Claim. If a Claim has been implemented by Change Order, no further consideration will be given to such Claim.

        4.C.2 Claims for Additional Time. GC Section 4.3.8.2 is modified as follows: Notwithstanding anything to the contrary contained in the Contract Documents, and except for delays due to any damage to the Work caused by hurricanes or blizzards, Contractor shall not be entitled to additional time resulting from any delays caused by adverse weather conditions.

        4.C.3 Resolution of Claims. GC Sections 4.3 and 4.4 are modified and supplemented as set forth herein. In the event of any dispute between Owner and Contractor, which relates to the Contract Documents or the Work, Contractor shall not interrupt the progress of the Work during the pendency of any such dispute, unless ordered to do so by Owner in writing. If either party becomes involved in litigation in connection with the Contract Documents or the Work, the court or tribunal in such litigation, or in a separate suit, may award reasonable costs and expenses of litigation, including court costs, experts' fees and attorneys' fees, to be paid by the losing party to the prevailing party. In the event either party becomes the subject of any bankruptcy or insolvency proceeding, the other parties shall be entitled to reimbursement of all costs and expenses, including attorneys' fees and court costs, incurred by said other party to obtain adequate protection of its rights under the Contract Documents or to obtain other requested relief in such bankruptcy or insolvency proceeding.

4.D ARBITRATION. GC Section 4.5 is deleted. If a dispute arises out of or relating to this Agreement or the breach thereof, and if such dispute cannot be settled through direct discussions, the parties shall submit the dispute to nonbinding mediation under the Construction Industry Mediation Rules of the American Arbitration Association before having recourse to a judicial forum. The mediation may be initiated by the written request of either party and shall be commenced within fifteen (15) days of receipt of such notice.





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5 SUBCONTRACTORS. GC Section 5.2.3 is deleted. The fourth sentence of GC Section
5.3.1 shall end with the words "...will be bound," and the remainder of said sentence is deleted. GC Sections 5.1, 5.2, and 5.3 are supplemented. Owner, acting reasonably and in good faith after consultation with Contractor, may require Contractor to terminate a Subcontractor and replace the Subcontractor with another Subcontractor acceptable to Owner. If at such time Contractor is not in default hereunder, the Contract Sum shall be increased or decreased by the difference in cost occasioned by such change and the Contract Time shall be equitably adjusted. Work performed for Contractor by a Subcontractor shall be performed only pursuant to a written subcontract between Contractor and Subcontractor in a form reasonably acceptable to Owner. Each subcontract shall provide that (i) Subcontractor waives all rights it may have against Owner for damages caused by fire or other perils which would be covered by the property insurance described in the Contract Documents or which is otherwise covered by insurance; (ii) Subcontractor will furnish such additional lien waivers and other documents as Owner and Contractor may reasonably request; and (iii) require the Subcontractor to perform strictly in accordance with the Contract Documents (including specifically, but without limiting the generality of the foregoing the labor and employment relations provision thereof). In addition, all Suppliers and Subcontractors shall warrant the Work and Materials supplied and/or installed by them in the same manner and for the same period as is required of Contractor under this Contract or in such broader manner and for such longer period as may be required by the Specifications. Contractor and all Subcontractors shall coordinate their Work with all adjacent work and all other trades so as to facilitate the general progress of all work. Each Subcontractor shall afford all other contractors every reasonable opportunity to install other work and materials. All Subcontractors shall be required to place all debris in a central location.

7.A INITIAL AUTHORIZATION OF WORK. GC Section 7.1 is modified to delete all references to or any "major or minor change in the Work, other than a Change Order or a Construction Change Directive."

7.B  [INTENTIONALLY OMITTED.]

7.C. CHANGE ORDER FOR NEW WORK. The following is hereby added as GC Section 7.2.4: From time to time during the term of this Contract, Owner may elect in its discretion to submit to Contractor Drawings and Specifications for portions of the Work. Upon receipt of such Drawings and Specifications, Contractor shall immediately obtain bids for such Work. Based on bids approved by Owner, Contractor shall deliver to Owner a proposed Change Order for the Work described in the Drawings and Specifications so delivered to Contractor. If after requesting bids, Owner and Contractor are unable to agree upon the terms of a Change Order for the Work, Owner may rescind its request for Work and may obtain performance of the Work by others. Contractor shall be authorized to undertake only those portions of the Work authorized in writing by Owner in a written Change Order complying with this section or otherwise as authorized by this Contract. Each Change Order initially authorizing Work shall (i) describe the Work to be performed and reference the Drawings, Specifications and any other additional Contract Documents applicable to such Work, (ii) set forth the adjustment to the Contract Sum proposed by Contractor and approved by Owner for such Work, and (iii) specify any modification of the Substantial Completion Date as a consequence of the Change Order.

7.D SUBSEQUENT MODIFICATIONS. The following is hereby added as GC Section 7.2.5:

        "7.2.5 Subsequent Modifications. Furthermore, notwithstanding anything to the contrary in GC Section 7.2, the Contract Sum may be adjusted and the Contract Time may be extended or shortened only upon written approval of a Change Order by Owner and Contractor. Notwithstanding anything to the contrary in GC Section 7.1.2, Architect may, but is not required to, execute Change Orders but in all events, Change Orders shall be ineffective unless executed by Owner. Each Change Order for adjustments in previously authorized Work shall include (i) a cost breakdown for the maximum increase or decrease in the Contract Sum as a consequence of a Change, (ii) a description of all plans and specifications for the Change, and (iii) the adjustment, if any, in the Contract Time as a consequence of the Change."

7.E RIGHT TO PAYMENT. The following is hereby added as GC Section 7.2.6:

        "7.2.6 Right to Payment. Contractor shall not be entitled to include in any Application for Payment, or to receive payment for, Work, unless the Work is authorized by a valid Change Order executed by Owner. No course of conduct or dealings between the parties, nor express or implied acceptance of alterations or additions to the Work, and no claim that Owner has been unjustly enriched by any alteration or addition to the Work, whether or not there is in fact any such unjust enrichment, shall be the basis for a change in the Contract Time, an increase in the Contract Sum, or a right to any other payment by Owner to Contractor. Contractor shall complete all Work specified in Change Orders executed by Owner and Contractor in





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accordance with the Contract Documents on or before the scheduled Substantial
Completion Date specified in the Change Orders."

        7.F MINOR CHANGES. GC Section 7.4.1 is deleted.

        7.G PRICING FOR CHANGE ORDERS. The change in the Contract Sum for the Work authorized by each Change Order, shall be equal to: the sum of the total actual net increase or decrease in the Cost of the Work based upon Subcontractor's bids and bid revisions approved by Contractor and Owner for the Change in the Work, if such bids are available, or in all other cases based upon Owner's and Contractor's estimate of the actual labor and Materials added or saved by the Change Order.

8.A DEFINITION OF SUBSTANTIAL COMPLETION. GC Sections 8.1.3 and 9.8 are amended modified and supplemented as follows: "Substantial Completion" of any portion of the Work is the date when (i) such Work is substantially complete as set forth in a written certification executed by Architect and approved by Owner, which approval shall not be unreasonably withheld, or upon Owner's taking beneficial occupancy of the Work, and (ii) Contractor has delivered to Owner all occupancy permits and approvals from the appropriate governmental authorities necessary for the occupancy of such Work for Owner's intended use, and (iii) there remains no incomplete or defective item of such Work that would adversely affect Owner's intended use of such Work.

8.B  [INTENTIONALLY OMITTED.]

8.C CLAIM OF DELAY. GC Section 8.3.1 is deleted. If through no fault or collusion by Contractor or any Subcontractor, Contractor is delayed at any time in the progress of the Work by any act or neglect of Owner or Architect, or by any employee of either, or by any separate contractor employed by Owner, or by fire, flood, war, embargo, earthquake or injunction (not the fault of Contractor), or any other casualty not the fault of Contractor or any Subcontractor, then (i) the Contract Time shall be extended by Change Order for such reasonable time as the Contractor's work has been actually delayed, as approved by Owner and Contractor (based on the advice of Architect), which approval shall not be unreasonably withheld and (ii) Contractor shall be entitled to reimbursement of its and its Subcontractor's reasonable, direct, out-of-pocket, additional general conditions costs resulting from such delay, provided, however, that in no event will Contractor be entitled to recover any damages, additional profit or fee, or any other costs other than the foregoing additional general conditions costs. Notwithstanding the foregoing, no delay or force majeure event shall be deemed to have occurred, unless Contractor delivers a written claim of justifiable delay to Owner and Architect within twenty-one
(21) days following the commencement of the delay. Immediately upon commencement of a delay, Contractor shall take all steps reasonably available to lessen the adverse impact of such delay upon Owner and to prevent and mitigate the effects thereof.

9.A PAYMENTS TO CONTRACTOR. GC Section 9 is amended and supplemented as follows:
Copies of all Applications for Payment shall be submitted to Owner and Architect no later than the twenty-fifth (25th) day of any calendar month for any period preceding such date. Notwithstanding anything to the contrary in the Construction Documents, the parties acknowledge that Architect will not review or issue Certificates for Payment, and that Owner shall be entitled to review all Applications for Payment without consulting with Architect. Owner shall be entitled to withhold amounts included in an Application for Payment if Owner does not approve such amount as set forth in this Section 9. Contractor shall submit to Owner the Application for Payment and all notices and documents required in the Contract Documents to be provided to Architect in connection with its review of the Application for Payment or the issuance of a Certificate for Payment. If requested by Owner, each Application for Payment (after the first) shall be accompanied by an accounting of the disbursement of funds previously received by Contractor from Owner, certified to be true and correct by Contractor. Upon the reasonable request of Owner, such accounting also shall itemize all disbursements to Subcontractors and Suppliers and Contractor shall deliver to Owner copies of all vendors' invoices, payroll and other data substantiating actual expenditures by Contractor for the Work, and upon reasonable request, shall allow Owner to inspect the books and records of Contractor relating to such expenditures. In each Application for Payment, Contractor shall certify that: (i) the requested payment represents a just determination of the actual amount payable to Contractor under the Contract Documents; (ii) the information set forth in the Application for Payment is correct; (iii) the Contract, to the best of Contractor's knowledge, is in full force and effect and free from default by any party (or if Owner is in default, the nature of the default); (iv) any contingency reserve under the Contract has or has not been utilized, and if utilized, the amount that remains; (v) all Subcontractors and Suppliers have been paid all sums that are due and payable to them in full (excluding payments due which are included in the Application for Payment in question); (vi) Contractor shall promptly pay all sums due and payable to Subcontractors, unions, laborers, and





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Suppliers out of funds to be received pursuant to the Application for Payment;
(vii) no Lien currently affects the Work nor is there any basis for the filing of a Lien with respect to Work, other than Liens caused solely by Owner's wrongful withholding of amounts due Contractor under the Contract or Liens for the Work included in the Application for Payment; (viii) all amounts due and payable with respect to the Work either have been paid to date or are included in the Application for Payment; and (ix) partial waivers of mechanic's liens totaling the amounts previously paid by Owner to Contractor have been obtained from all Subcontractors and Suppliers in such form as to constitute an effective waiver, under applicable Law, of all Lien rights with respect to the Work.

9.B LIEN RELEASES. GC Section 9.3 is supplemented as follows: Each Application for Payment shall be accompanied by partial releases of mechanic's Liens in the form required or authorized by applicable New Jersey law for Work costing not less than the amount of the Contract Sum (less retention) previously paid by Owner to Contractor and conditional releases of Liens in the form required or authorized by applicable New Jersey law for the payments requested in the Application for Payment. Notwithstanding the foregoing, in no event shall Owner have any obligation to see to the proper disposition or application of monies paid by Owner to Contractor.

9.C MAXIMUM AMOUNT OF EACH APPLICATION FOR PAYMENT. The following is added as GC
Section 9.3.1.3: Each Application for Payment (other than the final Application for Payment) shall be in the sum not to exceed one hundred (100%) of the Cost of the Work performed during the preceding month. Contractor shall be entitled to receive the first Four Hundred Fifty Thousand Dollars ($450,000) of the Contractor Fee and any Contractor Fee in excess of such amount shall be withheld by Owner as retention and any unused portion shall be released within thirty
(30) days after the date upon which Contractor has achieved Substantial Completion of the entire Work.

9.D PAYMENT FOR MATERIAL. GC Section 9.3.2 is deleted and replaced with the following: Payments will be made on account of Materials only when such Materials have either been (i) incorporated in the Work, or (ii) suitably stored in a bonded warehouse acceptable to Owner and warehouse receipts therefore have been delivered to Owner.

9.E OWNER'S OBLIGATION TO PAY CONTRACTOR. GC Section 9.4 is deleted and GC Sections 9.5.1 and 9.5.2 are modified and supplemented as follows: All Materials, finishes and processes shall be subject to rejection for just cause by Owner. Acceptance or rejection of a Material, finish or process shall be expressed only in writing. Any provision of the Contract Documents to the contrary notwithstanding, Owner also shall have no obligation to pay Contractor amounts otherwise payable under this Contract if (i) any of the following circumstances has occurred, (ii) the occurrence of such circumstances is not solely caused by Owner's wrongful withholding of amounts payable to Contractor under this Contract, and (iii) such circumstances have not been remedied or eliminated to Owner's reasonable satisfaction:

        A. Contractor has failed to make any payment due to Contractor's Subcontractors and Suppliers for the material and labor used in the Work; or

        B. A claim of Lien has been recorded against Owner's real property, a stop notice has been served on Owner, or funds of Owner have been garnished or attached in connection with the Work unless Contractor has supplied Owner with an acceptable bond; or

        C. Reasonable evidence indicates a probability (i) that a claim of Lien will be recorded, a stop notice will be served, or funds of Owner will be garnished or attached, or (ii) that Contractor has otherwise failed to make payments to Subcontractors and Suppliers, unless Contractor has supplied Owner with an acceptable bond; or

        D. Owner, in its reasonable good faith judgment, determines that the unpaid amount of the Contract Sum plus the cost of any necessary but pending Change Orders (after payment of the amount requested in the Application for Payment) will not be sufficient to complete the Work in accordance with the Drawings and Specifications, in which case Contractor shall perform so much of the Work at its sole cost as is necessary to insure that the unpaid amount of the Contract Sum plus the cost of any necessary but pending Change Orders will be sufficient to complete the Work before Owner shall be obligated to make any further payments to Contractor; or

        F. Contractor has failed to perform an obligation on its part to be performed under the Contract Documents or under any other contract between Contractor and Owner; or

        G. Neither Contractor nor its insurance carrier has reimbursed Owner for damage caused to Owner or any other contractor as a consequence of a default by

        Contractor or the acts or omissions of Contractor, or its agents, employees, Subcontractors or Suppliers; or

        H. Owner, in its reasonable good faith judgment, determines that the Work will not be completed within the Contract Time (as extended by excusable delays) through no fault of Owner or Architect; or

        I. Contractor persistently and unreasonably fails to carry out the Work in accordance with the Contract Documents.

Until all of the foregoing circumstances are remedied to Owner's satisfaction, Owner may withhold the amount necessary in Owner's reasonable opinion to protect Owner from the loss that may be occasioned thereby and, if applicable, may demand reimbursement of amounts previously paid by Owner to Contractor as necessary to avoid loss to Owner. When all of the foregoing circumstances are satisfactorily remedied, payments previously withheld by Owner shall be paid to Contractor.

9.F METHOD OF PAYMENTS. GC Section 9.6.1 is deleted. Owner shall have the right to pay Contractor by joint check made payable to Contractor and any Subcontractor or Supplier to whom all or a portion of such funds may be due; provided, however, that (i) Contractor shall have no obligation to make payments by joint check, and (ii) its election to do so in any case shall not constitute an obligation by Owner to any Subcontractor or Supplier to do so in the future nor create any contractual relationship whatsoever between Owner and any Subcontractor or Supplier.

9.G REVIEW OF APPLICATION FOR PAYMENT. GC Section 9.7.1 is deleted and replaced by the following: Owner may review each Application for Payment and may make such exceptions, by written notice to Contractor, as Owner reasonably deems necessary or appropriate under the circumstances then existing. Owner may withhold a payment to Contractor to the extent that it relates to the correction of an exception reasonably taken by Owner. If Contractor disputes any exception to the Application for Payment taken by Owner, Contractor shall nevertheless continue to diligently prosecute the Work and shall notify Owner of its dispute in writing. If Contractor fails to deliver a written statement disputing an exception to an Application for Payment taken by Owner within fourteen (14) days following notice to Contractor of the exception, Contractor shall be conclusively presumed to have accepted Owner's exception to the Application for Payment. Owner shall not be deemed in breach of this Contract by reason of withholding any payment pursuant to any provision of the Contract Documents, provided (i) Owner has acted in good faith, (ii) Architect has approved Owner's action, and/or (iii) the Work in question has been rejected by any governmental authority.

9.H  [INTENTIONALLY OMITTED.]

9.I  FINAL COMPLETION.  GC Section 9.10 is supplemented as follows:

        9.I.1 Punch List. Immediately prior to the Substantial Completion of the Work, Contractor shall notify Architect and Owner that the Project is ready for final inspection. Within three (3) working days following Contractor's notice that it believes that the Work is substantially complete, Architect and Owner shall conduct an inspection of the Work and forward to Contractor a "punch-list", indicating items of the Work requiring completion and items of unsatisfactory Work. The omission of an item from the "punch-list" shall not relieve Contractor of its obligation to meet the requirements of this Contract. All items on the "punch-list" (except for minor, corrective items which do not in any way interfere with Owner's use and occupancy of the Work) shall be completed and/or corrected by Contractor to the satisfaction of Architect and Owner prior to submission of the final Application for Payment.

        9.I.2 Final Payment. Owner shall have no obligation to pay the unpaid balance of the Contract Sum until (i) the Work and all "punch-list" items have been completed in accordance with this Contract; (ii) Owner has accepted the Work and all "punch-list" items; (iii) Contractor has delivered to Owner a waiver of Lien rights, complying with applicable New Jersey law, conditioned only upon receipt of the funds requested in the final Application for Payment, and executed by Contractor and by each person or entity entitled to record a claim of Lien against Owner's real property (or, if any Subcontractor or Supplier refuses to furnish such waiver, then a Lien bond in form, substance, and amount satisfactory to Owner, protecting Owner from claims of Liens by such persons); (iv) Contractor has delivered to Owner an affidavit in a form satisfactory to Owner stating that the final payment is being requested and that the Lien releases and/or bonds delivered to Owner include and cover all materials, labor, and services for which a Lien could be filed against Owner's real property; and (v) Contractor has delivered to Owner two (2) complete sets of "as-built" drawings including separate "as-built" drawings for all electrical, plumbing and mechanical systems included within the Work which drawings shall be executed by Contractor and all responsible Subcontractors, all guaranties, warranties, shop manuals, operating binders and maintenance binders applicable to the Work and/or required by the Specifications. The final payment shall be subject to all retention provisions of the Contract Documents. Provided all of the foregoing conditions have been satisfied, except for the completion of minor, corrective "punch-list" items which do not in any way interfere with Owner's use and occupancy of the Work, as distinguished from incomplete items, Owner may withhold from the final payment an amount equal to twice the cost of correction of all such items until the last of the items has been corrected. If Contractor fails to make such corrections within thirty (30) days after the final payment, then Owner may make the corrections and deduct the costs from the amount withheld therefor.

10.A HAZARDOUS MATERIALS. GC Section 10.1.4 is deleted and GC Sections 10.1.2 and 10.1.3 are supplemented. Wherever used in GC Sections 10.1.2 and 10.1.3, the words, "asbestos or polychlorinated biphenyl (PCB)" are replaced with "hazardous materials not disclosed by the Contract Documents and not placed at the Project sites by Contractor or Subcontractor or any person under the control of either of them." Contractor and each Subcontractor (i) shall not cause or permit any hazardous material to be brought upon the Project sites or used in the Work without the prior written consent of Owner, and (ii) shall comply with all Laws regarding the use, storage, transportation, exposure of employees to, and disposal of hazardous materials. Owner shall use reasonable efforts to notify Contractor in writing of any and all hazardous materials brought upon the Project Site, at any time prior to the Substantial Completion of the entire Work, by Owner or its employees or agents. As used in this paragraph, the term "hazardous material" shall mean any hazardous or toxic substance, material or radioactive material which is or becomes regulated by any local, federal, governmental authority.

10.B PROTECTION OF PERSONS AND PROPERTY. GC Section 10.2 is supplemented and modified as follows: Contractor assumes all risk of loss of, or damage to, its materials or equipment and the materials and equipment of its Subcontractors, Suppliers, and employees due to theft or vandalism or malicious mischief and shall furnish any watchman's services reasonably required to protect the Work. Until incorporated into the Work, all materials ordered by Contractor or any of its Subcontractors which are delivered to the Project sites shall be the responsibility of Contractor and its Subcontractors, who shall provide for the care, protection, and security for such materials, and shall bear the risk of loss with respect to such materials, until they are incorporated into the Work.

11.A CONTRACTOR'S INSURANCE. GC Section 11.1 and Section 11.2 are deleted and replaced by the following: 11.1 Contractor's Liability Insurance.

Contractor shall at his expense, procure and maintain insurance on all of his operations, in insurance companies with a Best's Insurance Rating of A- or better or otherwise acceptable to Owner, as follows:

(a) Workers' Compensation and Employers Liability Insurance. Workers' Compensation insurance shall be provided as required by any applicable law or regulation. Employers Liability insurance shall be provided in amounts not less than $1,000,000 each accident for bodily injury by accident, $1,000,000 policy limit for bodily injury by disease and $1,000,000 each employee for bodily injury by disease.

        If there is an exposure of injury to Contractor's employees under the U.S. Longshoremen's and Harbor Workers' Compensation Act, the Jones Act or under laws, regulations or statutes applicable to maritime employees, coverage shall be included for such injuries or claims.

(b) General Liability Insurance. Contractor shall carry Commercial General Liability insurance covering all operations by or on behalf of Contractor providing insurance for bodily injury liability and property damage liability for the limits of liability indicated below for:

        (1) premises and operations;

        (2) products and completed operations;

        (3) contractual liability insuring the obligations assumed by Contractor in this Agreement;

        (4) broad form property damage (including completed operations);

        (5) explosion, collapse and underground hazards; and

        (6) personal injury liability (with deletion of the exclusion for liability assumed under contract).

        The limits of liability shall not be less than:

            $5,000,000 each occurrence (combined single limit for bodily injury and property damage)

            $5,000,000 for personal injury liability

            $5,000,000 aggregate for products-completed operations

            $5,000,000 general aggregate

        The "general aggregate" limit shall apply separately to Contractor's work under the Contract. Contractor shall not obtain a claims made policy without the express prior written consent of Owner.

        Owner, its officers, directors and employees shall be named as additional insureds. The policy shall be endorsed to stipulate that the insurance afforded the additional insureds shall apply as primary insurance and that any other insurance maintained by Owner shall be excess only and shall not be called upon to contribute with this insurance.

        Coverage for Owner, its officers, directors and employees as additional insureds shall be provided by a policy provision or by an endorsement providing coverage at least as broad as Additional Insured (Form B) endorsement form CG 2010 as published by the Insurance Services Office
        (ISO).

        Contractor shall continue to maintain liability insurance for the products-completed operations hazard for three years following completion of and acceptance of the Work by Owner. Contractor shall furnish Certificates of Insurance annually to Owner at the beginning of each of these subsequent three years as evidence of this required insurance.

(c) Automobile Liability Insurance. (Bodily Injury and Property Damage Liability) including coverage for all owned, hired and non-owned automobiles. The limits of liability shall not be less than $1,000,000 combined single limit for each accident.

(d) Umbrella Liability and/or Excess Liability Insurance. Contractor shall carry Umbrella Liability and/or Excess Liability Insurance for not less than the following limits in excess of the limits provided by Contractor's Commercial General Liability and Auto Liability policies:

        $5,000,000   each occurrence (combined single limit for bodily injury
                     and property damage)

        $5,000,000   aggregate for products-completed operations

        $5,000,000 general aggregate

        The "general aggregate" limit shall apply separately to Contractor's work under this Contract.

        Owner, its officers, directors, and employees shall be additional insureds under Contractor's Umbrella Liability or Excess Liability policy and the policy shall provide that the insurance afforded such additional insureds shall apply as primary insurance and that any other insurance maintained by Owner will be excess only and will not contribute with this insurance.

(e) The limits of liability required by this paragraph 11.1 may be satisfied by a combination of limits provided by the primary Commercial General Liability and Auto Liability policies plus limits provided by Umbrella or Excess Liability policies.

(f) Certificates of Insurance shall be furnished by Contractor to Owner before any Work is commenced hereunder by Contractor. The Certificate of Insurance shall provide that there will be no cancellation or non-renewal of coverage without thirty (30) days prior written notice to Owner.

        The Certificate or Insurance furnished as evidence of Commercial General Liability insurance carried by Contractor shall include a copy of the policy provision or the additional insured endorsement adding Owner as additional insured and providing that such insurance applies as primary insurance and will not call upon other insurance maintained by Owner for contribution.

(g) If Contractor does not comply with the insurance requirements of this paragraph 11.1, Owner may, at his option, provide insurance coverage to protect Owner and Contractor and charge Contractor for the cost of that insurance. The required insurance shall be subject to the approval of Owner, but any acceptance of insurance certificates by Owner shall not limit or relieve Contractor of the duties and responsibilities assumed by it under this Contract.

(h) Subcontractors Insurance. Contractor shall require that each of its subcontractors obtain and maintain at all times during the period Subcontractor is performing Work for Contractor the insurance described in Subsections (a) - (d) above.

11.B  [INTENTIONALLY OMITTED.]

11.C.1 OWNER'S INSURANCE. GC Sections 11.3.2, 11.3.3, 11.3.4, 11.3.6, 11.3.9
(first two sentences only), and 11.3.10 (the words "unless one of..." and following to end of paragraph only) are deleted. The words "as fiduciary" are deleted wherever they appear in GC Section 11.3 and the remainder of GC Section
11.3 is supplemented as follows: Owner's insurance (i) shall be placed promptly in the names of the Owner and at the Owner's option, any other person(s) whom the Owner deems to have an insurable interest in the Owner's real property and/or the Work, or any part thereof, and (ii) shall be payable as the respective interests of said named insureds may appear. The policy shall be retained and held by the Owner and shall not insure against loss, damage, or destruction of any tools, supplies, equipment or temporary structures located in, on or about the Owner's real property, which are the property of Contractor, or any Subcontractor, Supplier, or person directly or indirectly employed by or under contract with Contractor or its Subcontractors and Suppliers. A copy of any policy (or certificate thereof) required of Owner by the Contract Documents shall be delivered to Contractor upon demand.

11.C.2  [INTENTIONALLY OMITTED.]

11.D  [INTENTIONALLY OMITTED.]

12.A UNCOVERING WORK. GC Section 12.1 is modified as follows: Contractor shall give Architect and Owner at least twenty-four (24) hours advance notice if uninspected Work will be covered by other Work. Contractor shall pay for the cost of uncovering any Work for Architect's inspection if Contractor failed to give such notice, regardless of whether or not the inspected Work conforms to the Contract Documents.

12.B CORRECTION OF WORK. GC Section 12.2.4 is supplemented as follows: all Work not conforming to the Contractor Documents, including without limitation substitutions not properly approved and authorized shall be considered defective. Contractor shall repair damage to Owner's property caused by any Work furnished by the Contractor, which does not conform to the Specifications or the Contract Documents.

13.A GOVERNING LAW; INTERPRETATION. GC Section 13.1.1 is supplemented as follows. The invalidity of any provision of the Contract Documents (other than the amount of the Contract Sum) shall not impair or affect in any manner whatsoever the validity or enforceability of any other provision of the Contract Documents.

13.B SUCCESSORS AND ASSIGNS. GC Section 13.2.1 (second and third sentences only) are deleted. Without Contractor's consent, Owner and any permitted assignee or successor to Owner hereunder shall have the right to assign the Contract Documents, or any interest therein, to (i) any lender to Owner, (ii) the owner of the fee interest in the Project or (iii) any corporation, partnership or other person which is under common control with Owner or which is controlled by Owner. At its discretion, but only with Contractor's consent (which consent shall not be unreasonably withheld or delayed), Owner and any permitted assignee or successor to Owner, shall have the right to assign the Contract Documents, or any interest therein, to any other successor owner of the Project sites. Contractor shall execute an acknowledgment of any assignment by Owner in a form reasonably requested by Owner. Owner is relying upon the professional standing and ability of Contractor in the performance of the Work. Consequently, Contractor shall have no right to assign the Contract Documents, sublet them as a whole, or assign any monies due or to become due to Contractor under the Contract Documents, without the prior written consent of Owner, which consent may be withheld in Owner's sole discretion. The parties acknowledge that Contractor was known as Marshall Contractors, Inc. prior to its acquisition by Fluor Daniel, Inc. and is now a wholly owned subsidiary of Fluor Daniel, Inc. All of the rights and obligations of Marshall Contractors, Inc. under the Contract Documents and in connection with the Work have been assumed by Contractor and Contractor shall perform and be responsible for all of the Work, including, without limitation, the portion of the Work previously performed by Marshall Contractors, Inc. Contractor represents and warrants to Owner that the financial standing and net worth of Contractor are substantially similar to that of Marshall Contractors, Inc.

13.C LIMITATION ON CONSEQUENTIAL DAMAGES. Notwithstanding anything in the Contract Documents to the contrary, Contractor will not be responsible or held liable to Owner or its affiliates for indirect, incidental, or consequential damages of any nature (collectively, "Consequential Damages"), except for any liquidated damages payable by Contractor to Owner pursuant to Article 14 hereof, which arise out of or relate in any way to the Agreement and the Contract Documents (including any breach thereof) and/or the Work performed by Contractor, which (i) are not covered by the insurance that Contractor is required to carry under the Contract Documents, including, without limitation,
Section 11.A hereof, and any other Project-specific insurance actually carried by Contractor, and (ii) exceed Five Hundred Thousand Dollars ($500,000) in the aggregate, it being understood that the liability limitations set forth herein shall not apply to any liquidated damages payable by Contractor to Owner pursuant to Article 14 hereof.

14. LIQUIDATED DAMAGES. CONTRACTOR RECOGNIZES THAT OWNER IS RELYING UPON CONTRACTOR TO COMPLETE THE ENTIRE WORK (EXCEPT FOR THE LABORATORY FURNITURE INSTALLATION) BY THE SCHEDULED SUBSTANTIAL COMPLETION

DATE AS SET FORTH IN THE AGREEMENT. CONTRACTOR ACKNOWLEDGES THAT IN THE EVENT SUCH WORK IS NOT SUBSTANTIALLY COMPLETED BY THE SCHEDULED SUBSTANTIAL COMPLETION DATE, OWNER SHOULD BE ENTITLED TO COMPENSATION FOR THE DETRIMENT RESULTING FROM CONTRACTOR'S FAILURE TO SUBSTANTIALLY COMPLETE THE WORK BY SUCH TIME AND THAT THE CALCULATION OF SUCH DAMAGE WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE. THEREFORE, THE PARTIES AGREE TO LIQUIDATE DAMAGES. IF THE ENTIRE WORK (EXCEPT FOR THE LABORATORY FURNITURE INSTALLATION) IS NOT SUBSTANTIALLY COMPLETED BY THE SCHEDULED SUBSTANTIAL COMPLETION DATE, THEN OWNER SHALL BE ENTITLED TO LIQUIDATED DAMAGES, UNTIL SUCH TIME AS SUCH WORK IS SUBSTANTIALLY COMPLETED, IN THE FOLLOWING TIERED AMOUNTS: (I) TWO THOUSAND DOLLARS ($2,000) PER DAY FOR EACH OF THE FIRST SEVEN (7) CALENDAR DAYS THAT THE SUBSTANTIAL COMPLETION OF SUCH WORK IS DELAYED BEYOND THE SCHEDULED SUBSTANTIAL COMPLETION DATE, (II) FIVE THOUSAND DOLLARS ($5,000) PER DAY FOR EACH OF THE NEXT SEVEN CALENDAR DAYS (I.E., THE EIGHTH (8TH) THROUGH FOURTEENTH (14TH) CALENDAR DAYS FOLLOWING THE SCHEDULED SUBSTANTIAL COMPLETION DATE) THAT SUCH WORK IS DELAYED BEYOND THE SCHEDULED SUBSTANTIAL COMPLETION DATE, AND (III) TEN THOUSAND DOLLARS ($10,000) PER DAY FOR EACH CALENDAR DAY THEREAFTER (I.E., THE FIFTEENTH (15TH) CALENDAR DAY AND EACH CALENDAR DAY THEREAFTER FOLLOWING THE SUBSTANTIAL COMPLETION DATE) THAT SUCH WORK IS DELAYED BEYOND THE SCHEDULED SUBSTANTIAL COMPLETION DATE. ALL OF THE FOREGOING LIQUIDATED DAMAGES ARE CUMULATIVE. FOR EXAMPLE, IF THE SCHEDULED SUBSTANTIAL COMPLETION DATE IS DECEMBER 19, 1997, AND ALL OF THE WORK (EXCEPT FOR THE LABORATORY FURNITURE INSTALLATION) IS NOT SUBSTANTIALLY COMPLETED UNTIL JANUARY 9, 1998, THEN OWNER WOULD BE ENTITLED TO LIQUIDATED DAMAGES FROM THE CONTRACTOR IN THE AMOUNT OF $119,000 ($14,000 + $35,000 + $70,000). BOTH PARTIES ACKNOWLEDGE AND AGREE THAT SUCH AMOUNTS ARE PRESENTLY REASONABLE SUMS CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING AS OF THE EXECUTION OF THIS ADDENDUM, INCLUDING THE RELATIONSHIP OF THE AMOUNT TO THE RANGE OF HARM TO OWNER THAT REASONABLY COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT. BY EXECUTING THIS PROVISION AS INDICATED BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY FULLY UNDERSTOOD THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS ADDENDUM WAS MADE.

CONTRACTOR'S INITIALS        SJB
                       ---------------
OWNER'S INITIALS        DCY
                 ----------------





                            [Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Addendum intending to be bound thereby.



CONTRACTOR                              OWNER

ADP MARSHALL, INC.                      VIVUS, INC.


By: /s/ S. JAMES BUSAM                  By:  /s/ DAVID C. YNTEMA
   -------------------------------         ----------------------------------

Printed                                 Printed
Name:   S. James Busam                  Name:  David C. Yntema
     -----------------------------           --------------------------------

Title:  Senior Vice President           Title: Chief Financial Officer
      ----------------------------            -------------------------------

Date:   December 18, 1997               Date:  December 19, 1997
        --------------------------           --------------------------------